Exhibit 10.3

DYNATRACE LLC

ANNUAL SHORT-TERM INCENTIVE PLAN

1.

Purpose. This Annual Short-Term Incentive Plan (the “Plan”) authorizes the grant of annual cash bonus payments to selected employees of Dynatrace LLC (the “Company”) and its subsidiaries. The Plan is being adopted as a performance incentive for the employees in connection with the future operations of the Company.

2.	Administration. The Plan shall be administered by the compensation Committee (the “Committee”) of the board of directors of the Company (the “Board”), subject to the express provisions of the Plan.

3.	Definitions.

“Bonus Year” means the fiscal year for which the Performance Measures are measured.

“Performance Measures” may include but are not limited to contribution targets and EBITDA. A Participant’s Target Bonus may be based on achievement of one or more Performance Measures in any Bonus Year. A Performance Measure may be for just the Company, one or more of the Company’s subsidiaries or business units, or for the Company and all its subsidiaries.

“EBITDA” shall mean EBITDA for the Bonus Year as reported to the Board by the senior management of the Company (subject to any adjustment resulting from the audited financial results of the Company for such Bonus Year).

“Target Bonus Pool” shall mean an amount determined by the Committee each year in its sole discretion to be allocated to the Plan, assuming achievement of at least 90% of the EBITDA Target.

4.

Annual Bonus Pool. The amount of the Bonus Pool under the Plan for any Bonus Year (the “Bonus Pool”) shall be determined by the Committee in its sole discretion based on the Company’s achievement of EBITDA for such Bonus Year as compared to certain EBITDA Targets established by the Committee in its sole discretion for such Bonus Year (the “EBITDA Target”).

Actual EBITDA achievement	Bonus Pool
120% or greater of EBITDA Target	150% of the Target Bonus Pool
100% of EBITDA Target	100% of the Target Bonus Pool
90% of EBITDA Target	50% of the Target Bonus Pool
Below 90% of EBITDA Target	0% of the Target Bonus Pool

If the Company’s actual achievement of EBITDA in any particular Bonus Year is between two of the EBITDA Target percentages under the heading “Actual EBITDA Achievement” set forth in the table above, then the Bonus Pool for such Bonus Year shall be calculated based on the percentage of the Target Bonus Pool that will be interpolated between the two closest Bonus Pool ranges under the heading “Bonus Pool” set forth in the table above (e.g., achievement of 110% of the EBITDA Target in a particular Bonus Year would result in the creation of a Bonus Pool equal to 125% of the Target Bonus Pool for such Bonus Year and achievement of 95% of the EBITDA Target for another particular Bonus Year would result in the creation of a Bonus Pool equal to 75% of the Target Bonus Pool for such Bonus Year). No Bonus Pool shall be created and no payments shall be made to Participants thereunder unless at least ninety percent (90%) of the EBITDA Target for such Bonus Year is met. In the event that no Bonus Pool is created with respect to a Bonus Year, the Committee, in its sole discretion, may establish an alternative bonus program. The EBITDA Target for fiscal year 2020 is set forth on Exhibit A attached hereto.

Achievement of non-EBITDA Performance Measures will be subject to 90% achievement of the EBITDA Target, which means that no bonus payout will be made for a non-EBITDA Performance Measure unless at least 90% of the EBITDA Target has been achieved.

5.

Eligibility. All employees of the Company and its subsidiaries shall be eligible to be considered Participants; provided, however, that the Committee shall determine which employees participate in the Plan in any Bonus Year (“Participants”). Except as the Committee may otherwise determine, Participants must be employed by the Company or its subsidiaries as of December 1 of a Bonus Year and remain continuously employed until the date of payment pursuant to section 7 below to be eligible to share in the allocation of the Bonus Pool for that Bonus Year.

6.

Allocation. The amount of the Target Bonus, the Performance Measures and Performance Measure Targets under which the Target Bonus may be earned by a Participant will be established for each individual Participant by the Committee in its sole discretion, based on each Participant’s performance and in consultation with the Company’s senior management, and paid to such individual Participant in a manner determined by the Committee pursuant to this section 6; provided that, to the extent that a Participant is not an employee of the Company or its subsidiaries for the full Bonus Year, any bonus awarded to such Participant shall be pro-rated based on the number of days for the fiscal year the Participant was an employee of the Company or its subsidiaries during such Bonus Year. The Committee also shall have the authority, exercisable in accordance with this section 6, to make all other determinations (including, without limitation, the interpretation and construction of the Plan and the determination of relevant facts) regarding the entitlement to benefits hereunder and the amount of benefits to be paid from the Plan. The Committee’s exercise of its discretionary authority shall at all times be in accordance with the terms of the Plan and shall be entitled to deference upon review by any court, agency or other entity empowered to review their decision, and shall be enforced provided that it is not arbitrary, capricious or fraudulent.

7.

Payment Of Bonus. Payment under the Plan for any Bonus Year shall be made within 6 calendar months following the Bonus Year and after the Audit Committee has approved the audited financial statements of the Company of such Bonus Year.

8.	Amendment And Termination. The Committee reserves the right to amend or terminate the Plan at any time in its sole discretion.

9.

Limitation Of The Company’s Liability. Subject to the obligation of the Company to make payments as provided for hereunder, neither the Company nor any person acting on behalf of the Company shall be liable for any act performed or the failure to perform any act with respect to this Plan, except in the event that there has been a judicial determination of willful misconduct on the part of the Company or such person. Any benefits which become payable hereunder shall be paid from the general assets of the Company. No Participant, or his or her beneficiary or beneficiaries, shall have any right, other than the right of an unsecured general creditor, against the Company in respect of the benefits to be paid hereunder.

10.

No Contract For Continuing Services. This Plan shall not be construed as creating any contract for employment or continued services between the Company or any of its subsidiaries and any Participant and nothing herein contained shall give any Participant the right to be retained as an employee of the Company or any of its subsidiaries.

11.	Governing Law. This Plan shall be construed, administered, and enforced in accordance with the laws of the state of Delaware.

Adopted by the Board of Directors: April 23, 2019